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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                                           SEC File Number
                                                               1-9223

                                                           CUSIP Number
                                                               817587108

                           NOTIFICATION OF LATE FILING


     (Check One): [ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
                  [x] Form 10-Q and Form 10-QSB [ ] Form N-SAR

For Period Ended: March 31, 1996
         [   ]  Transition Report on Form 10-K
         [   ]  Transition Report on Form 20-F
         [   ]  Transition Report on Form 11-K
         [   ]  Transition Report on Form 10-Q
         [   ]  Transition Report on Form N-SAR

         For the Transition Period Ended:
                                         -------------------------------------

           Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

           If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                              ----------------

                         PART I. Registrant Information

Full Name of Registrant: Service Merchandise Company, Inc.
                         ----------------------------------------------------

Former Name if Applicable:
                           --------------------------------------------------

7100 Service Merchandise Drive
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Address of Principal Executive Office (Street and Number)


Brentwood, TN 37027
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City, State and Zip Code

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                        PART II. Rules 12b-25(b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ x ] (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without reasonable effort or expense;

[ x ] (b)  The subject annual report, semi-annual report, transition report on
           Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[   ] (c)  The accountant's statement or other exhibit required by Rule
           12b-25(c) has been attached if applicable.


                               PART III. Narrative

     State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     The Form 10-Q cannot be timely filed because the registrant is unable, without unreasonable effort or expense, to finalize the accounting entries necessary to comply with Statement of Financial Accounting Standards No. 121 ("SFAS 121") which is being applied for the first time to the financial reporting period to be included in the subject Form 10-Q.

                           PART IV. Other Information

     (1) Name and telephone number of person to contact in regard to this notification

        S. Cusano                           (615) 660-3200
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         (Name)                     (Area Code)      (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                        [ x ]    Yes      [   ]    No

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     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                        [ x ]    Yes      [   ]    No

     The results of operations for the financial period to be included in the subject Form 10-Q may reflect a significant change from the corresponding period for the last fiscal year due to the impact of implementing SFAS 121. No reasonable estimate of the anticipated change can be made due to the additional analyses required by the registrant to finalize the entries necessary to comply with SFAS 121.

     Service Merchandise Company, Inc. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                      Service Merchandise Company, Inc.


Date: May 16, 1996                    /s/ S. Cusano
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                                      S. Cusano
                                      Vice President and Chief Financial Officer